Exhibit 99.1
LifeLock Announces 2015 Fourth Quarter Results
Recorded the 43rd consecutive quarter of sequential growth in revenue and cumulative ending members
Fiscal year adjusted net income per diluted share was up 31% year over year
Cumulative ending members of approximately 4.2 million, up 16% year-over-year
TEMPE, AZ (February 10, 2016) - LifeLock, Inc. (NYSE: LOCK), an industry leader in identity theft protection, today announced financial results for the fourth quarter ended December 31, 2015.
Fourth Quarter 2015 Financial Highlights:

•
Revenue: Total revenue was $156.2 million for the fourth quarter of 2015, up 20% from $129.7 million for the fourth quarter of 2014. Consumer revenue was $148.3 million for the fourth quarter of 2015, up 21% from $122.7 million for the fourth quarter of 2014. Enterprise revenue was $7.9 million for the fourth quarter of 2015, up 13% from $6.9 million for the fourth quarter of 2014.

•
Net income: Net income was $21.7 million for the fourth quarter of 2015, compared with net income of $2.8 million for the fourth quarter of 2014, which included $20.0 million related to a potential settlement with the FTC which was partially offset by a $5.0 million legal settlement in our favor resulting from indemnification claims we previously made with respect to our Lemon acquisition. Net income per diluted share was $0.22 for the fourth quarter of 2015 based on 100.9 million weighted-average shares outstanding, compared with net income per diluted share of $0.03 for the fourth quarter of 2014 based on 99.6 million weighted-average shares outstanding.

•
Adjusted Net Income*: Adjusted net income was $30.5 million for the fourth quarter of 2015, compared with adjusted net income of $27.7 million for the fourth quarter of 2014. Adjusted net income per diluted share was $0.30 for the fourth quarter of 2015 based on 100.9 million weighted-average shares outstanding, compared with adjusted net income per diluted share of $0.28 for the fourth quarter of 2014 based on 99.6 million weighted-average shares outstanding.

•	Adjusted EBITDA*: Adjusted EBITDA was $33.0 million for the fourth quarter of 2015, compared with $30.2 million for the fourth quarter of 2014.

•
Cash Flow: Net cash used in operations was $79.5 million for the fourth quarter of 2015, leading to free cash flow* of $21.2 million after taking into consideration the $100.0 million settlement payment made to settle actions brought by the FTC and a nationwide consumer class action, $5.1 million of capital expenditures, and $5.8 million of payments for expenses incurred in connection with the litigation surrounding the actions mentioned above. This compares with cash flow from operations of $37.0 million and free cash flow of $28.6 million, after taking into consideration $3.4 million of capital expenditures and the $5.0 million received from the legal settlement resulting from indemnification claims we previously made with respect to our Lemon acquisition, for the fourth quarter of 2014.

•
Balance Sheet: Total cash and marketable securities at the end of the fourth quarter of 2015 was $246.7 million, down from $332.2 million at the end of the third quarter of 2015, primarily as a result of the $100.0 million settlement paid to the FTC and the nationwide consumer class action.

*
A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures".

“LifeLock delivered its 43rd consecutive quarter of sequential growth in both revenue and cumulative ending members in the fourth quarter, despite the headwinds from the FTC litigation, which has now been resolved," Todd Davis said. “A major highlight was our best-ever quarter in the employee benefits channel, which contributed to an 18% increase in gross new members.”
“In January, we announced that Hilary Schneider will succeed me as CEO effective March 1st. With her leadership skills, technology expertise and clear vision for our company, there is no one I trust more to build on all we have achieved to date. I know LifeLock has a tremendous future ahead.”
Hilary Schneider said, “Our ability to deliver solid growth in a challenging quarter gives me great confidence in the future of LifeLock. We continued to expand our product offerings and build out our operations to enhance our position as the most trusted identity theft solution provider in the industry. Our products are more important than ever, and we are ideally situated to pioneer the next generation of advanced tools that consumers need to not only protect their identities, but to also manage them. I look forward to working with the fantastic team at LifeLock to seize this great opportunity.”

LifeLock also announced that it intends to enter into an accelerated share repurchase agreement, or ASR, to repurchase $50 million of LifeLock’s common stock and continues to expect that it will complete the full $100 million repurchase program announced in November 2015 by the end of calendar 2016.
Fourth Quarter 2015 & Recent Business Highlights:

•
Hilary Schneider, the company’s president, will succeed Todd Davis as chief executive officer, effective March 1, 2016, and Roy Guthrie, the company’s lead director, will become independent chairman. Mr. Davis will continue with the Company as executive vice chairman.

•	Recorded the 43rd consecutive quarter of sequential growth in revenue and cumulative ending members.

•	Added approximately 296,000 gross new members in the fourth quarter of 2015 and ended the quarter with approximately 4.2 million members.

•	Increased monthly average revenue per member to $11.97 for the fourth quarter of 2015 from $11.43 for the fourth quarter of 2014.
Fiscal Year 2015 Financial Highlights:

•
Revenue: Total revenue was $587.5 million for the fiscal year 2015, up 23% from $476.0 million for the fiscal year 2014. Consumer revenue was $559.5 million for the fiscal year 2015, up 25% from $449.2 million for the fiscal year 2014. Enterprise revenue was $28.0 million for the fiscal year 2015, up 4% from $26.8 million for the fiscal year 2014.

•
Net income (loss): Net loss was $52.0 million for the fiscal year 2015, which included a pre-tax charge of $96.0 million related to a settlement with the FTC, a nationwide consumer class action suit, and a potential settlement with certain states' attorneys general, compared with net income of $2.5 million for the fiscal year 2014, which included $20.0 million related to a potential settlement with the FTC which was partially offset by a $5.0 million legal settlement in our favor resulting from indemnification claims we previously made with respect to our Lemon acquisition. Net loss per diluted share was $0.55 for the fiscal year 2015 based on 94.9 million weighted-average shares outstanding, compared with net income per diluted share of $0.03 for the fiscal year 2014 based on 99.1 million weighted-average shares outstanding.

•
Adjusted Net Income*: Adjusted net income was $62.8 million for the fiscal year 2015, compared with adjusted net income of $47.1 million for the fiscal year 2014. Adjusted net income per diluted share was $0.63 for the fiscal year 2015 based on 100.2 million weighted-average shares outstanding, compared with adjusted net income per diluted share of $0.48 for the fiscal year 2014 based on 99.1 million weighted-average shares outstanding.

•	Adjusted EBITDA*: Adjusted EBITDA was $72.3 million for the fiscal year 2015, compared with $55.5 million for the fiscal year 2014.

•
Cash Flow: Net cash used in operations was $3.8 million for the fiscal year 2015, leading to free cash flow* of $89.5 million after taking into consideration the $100.0 million settlement payment made to resolve actions brought by the FTC and a nationwide consumer class action, $14.2 million of capital expenditures, and $7.5 million of payments for expenses incurred in connection with the litigation surrounding the actions mentioned above. This compares with cash flow from operations of $109.2 million and free cash flow of $89.6 million, after taking into consideration $14.6 million of capital expenditures and the $5.0 million received from the legal settlement resulting from indemnification claims we previously made with respect to our Lemon acquisition, for the fiscal year 2014.

Guidance:
As of February 10, 2016, we are initiating guidance for our first quarter of 2016 as well as the full year 2016.

•
First Quarter 2016 Guidance: Total revenue is expected to be in the range of $156 million to $158 million. Adjusted net loss per share is expected to be in the range of $0.08 to $0.07 based on approximately 95 million basic weighted-average shares outstanding. Adjusted EBITDA is expected to be in the range of $(4) million to $(3) million.

•
Full Year 2016 Guidance: Total revenue is expected to be in the range of $660 million to $670 million. Adjusted net income per diluted share is expected to be in the range of $0.71 to $0.76 based on approximately 100 million fully diluted weighted-average shares outstanding and a cash tax rate of 3%. Adjusted EBITDA is expected to be in the range of $83 million to $88 million. Free cash flow is expected to be in the range of $93 million to $98 million.

Conference Call Details:

•	What: LifeLock fourth quarter 2015 financial results.

•	When: Wednesday, February 10, 2016 at 2PM PT (5PM ET).

•
Dial in: To access the call in the United States, please dial (877) 407-3982, and for international callers dial (201) 493-6780. Callers may provide confirmation number 13627938 to access the call more quickly, and are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

•	Webcast: http://investor.lifelock.com/ (live and replay)

•
Replay: A replay of the call will be available via telephone for seven days, beginning two hours after the call. To listen to the telephone replay in the United States, please dial (877) 870-5176, and for international callers dial (858) 384-5517 and enter access code 13627938.

About LifeLock
LifeLock, Inc. (NYSE:LOCK) is a leading provider of proactive identity theft protection services for consumers and consumer risk management services for enterprises. LifeLock’s threat detection, proactive identity alerts, and comprehensive remediation services help provide peace of mind for consumers amid the growing threat of identity theft. Leveraging unique data, science and patented technology from ID Analytics, LLC, a wholly owned subsidiary, LifeLock offers identity theft protection that goes significantly beyond credit monitoring. As part of its commitment to help fight identity theft, LifeLock works to train law enforcement and partners with a variety of non-profit organizations to help consumers establish positive habits to combat this threat.
Forward-Looking Statements
This press release contains “forward-looking” statements, as that term is defined under the federal securities laws, including statements regarding our expected total revenue, profitability, long-term growth prospects, business performance expectations, succession plan, adjusted net income per diluted share, adjusted EBITDA, free cash flow for the first quarter of 2016 and for fiscal year 2016, and the final resolution of the FTC and consumer class action matters, along with a potential settlement with certain states' attorneys general for related claims. These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, risks associated with our ability to maintain profitability on an annual basis; our ability to protect our customers’ confidential information; our ability to maintain and enhance our brand recognition and reputation; the competitive nature of the industries in which we conduct our business; our ability to retain our existing customers and attract new customers; our ability to improve our services and develop and introduce new services with broad appeal; our ability to maintain existing and secure new relationships with strategic partners; regulatory compliance; and other “Risk Factors” set forth in our most recent SEC filings.
Further information on these and other factors that could affect our financial results and the forward-looking statements in this press release is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014, particularly under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Forms 10-Q. Copies of these documents are available on our Investor Relations website at http://investor.lifelock.com/ or the SEC's website at www.sec.gov.
We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Non-GAAP Financial Measures
Our reported results include certain non-GAAP financial measures, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and free cash flow. We calculate adjusted net income as net income (loss) excluding amortization of acquired intangible assets, share-based compensation, income tax benefits and expenses resulting from changes in our deferred tax assets, and acquisition related expenses. We calculate adjusted net income per diluted share by dividing our adjusted net income by the weighted-average diluted shares outstanding. We calculate adjusted EBITDA as net income (loss) excluding depreciation and amortization, share-based compensation, interest expense, interest income, other income (expense), income tax (benefit) expense, and acquisition related expenses. For the fourth quarters and the years ended December 31, 2015, and 2014 we have also excluded from adjusted net income and adjusted EBITDA the impact of the legal reserve for the settlements with the FTC and a nationwide class of consumers, along with a possible settlement with certain states' attorneys general for related claims. We have also excluded expenses related to the FTC litigation. For the fourth quarter and full year 2014, we have also subtracted the $5 million positive legal settlement resulting from indemnification claims we previously made with respect to our Lemon acquisition. We define free cash flow as net cash provided by operating activities less net cash used in investing activities for acquisitions of property and equipment. For the fourth quarter and full year 2015, we have added back to net cash provided by (used in) operating activities the $100.0 million we paid in the settlement agreement with the FTC and cash paid for expenses related to the FTC litigation. For the fourth quarter and full year 2014, we have also subtracted from net cash provided by operating activities the $5.0 million received from the legal settlement resulting from indemnification claims we previously made with respect to our Lemon acquisition.
We have included adjusted net income, adjusted net income per diluted share, and adjusted EBITDA in this press release because they are key measures used by us to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted net income and adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, adjusted EBITDA is a key financial measure used in determining management’s incentive compensation.
We have included free cash flow in this press release because we believe it typically presents a more conservative measure of cash flow as purchases of property and equipment are necessary components of ongoing operations. We believe that this non-GAAP financial measure is useful in evaluating our business because free cash flow reflects the cash surplus available to fund the expansion of our business after payment of capital expenditures relating to the necessary components of ongoing operations. We also believe that the use of free cash flow provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Although adjusted net income, adjusted EBITDA, and free cash flow are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.
We have not reconciled adjusted net income per diluted share guidance to net income (loss) per diluted share guidance or adjusted EBITDA guidance to net income (loss) guidance because we do not provide guidance for share-based compensation expense, provision for income taxes, interest income, interest expense, change in fair value of warrant liabilities, change in fair value of embedded derivatives, other income and expenses, depreciation expense, amortization of intangible assets, acquisition expenses, legal reserves and settlements, or income tax (benefit) expense, which are reconciling items between net income (loss) and adjusted net income and net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of our control and/or cannot be reasonably predicted, we are unable to provide such guidance. Accordingly, reconciliation to net income (loss) is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the reconciliation tables included in this press release.
Media Contact:
Kelley Bonsall
Media@lifelock.com
480-457-2170
Investor Relations Contact:
Jamison Manwaring
VP, Investor Relations
Investor.relations@lifelock.com
480-457-5000

LifeLock, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Consumer revenue	$148,289	$122,745	$559,467	$449,193
Enterprise revenue	7,863	6,941	28,002	26,823
Total revenue	156,152	129,686	587,469	476,016
Cost of services	33,886	30,747	137,356	120,422
Gross profit	122,266	98,939	450,113	355,594
Costs and expenses:
Sales and marketing	63,919	47,274	273,389	213,984
Technology and development	16,187	12,977	69,115	50,973
General and administrative	22,444	30,184	183,259	75,673
Amortization of acquired intangible assets	2,852	2,205	9,103	8,898
Total costs and expenses	105,402	92,640	534,866	349,528
Income (loss) from operations	16,864	6,299	(84,753)	6,066
Other income (expense):
Interest expense	(106)	(89)	(371)	(353)
Interest income	272	92	770	281
Other	(6)	14	(189)	(137)
Total other income (expense)	160	17	210	(209)
Income (loss) before provision for income taxes	17,024	6,316	(84,543)	5,857
Income tax (benefit) expense	(4,723)	3,478	(32,507)	3,362
Net income (loss)	$21,747	$2,838	$(52,036)	$2,495
Net income available (loss attributable) per share to common stockholders:
Basic	$0.23	$0.03	$(0.55)	$0.03
Diluted	$0.22	$0.03	$(0.55)	$0.03
Weighted-average common shares outstanding:
Basic	95,471	93,614	94,897	92,733
Diluted	100,927	99,629	94,897	99,102

LifeLock, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$50,239	$146,569
Marketable securities	196,474	127,305
Trade and other receivables, net	13,974	10,220
Deferred tax assets, net	—	21,243
Prepaid expenses and other current assets	12,304	7,841
Total current assets	272,991	313,178
Property and equipment, net	30,485	24,204
Goodwill	172,087	159,342
Intangible assets, net	30,174	38,315
Deferred tax assets, net - non-current	76,456	22,494
Other non-current assets	9,710	5,783
Total assets	$591,903	$563,316
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$24,747	$11,543
Accrued expenses and other liabilities	76,338	67,025
Deferred revenue	166,403	145,206
Total current liabilities	267,488	223,774
Other non-current liabilities	7,382	6,706
Total liabilities	274,870	230,480
Commitments and contingencies
Stockholders' equity:
Common stock	96	94
Additional paid-in capital	532,388	495,912
Accumulated other comprehensive loss	(361)	(116)
Accumulated deficit	(215,090)	(163,054)
Total stockholders' equity	317,033	332,836
Total liabilities and stockholders' equity	$591,903	$563,316

LifeLock, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended December 31,
	2015	2014
Operating activities
Net income (loss)	$(52,036)	$2,495
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	18,674	16,266
Share-based compensation	27,204	18,147
Provision for doubtful accounts	209	346
Amortization of premiums on marketable securities	3,034	1,889
Deferred income tax benefit	(32,667)	2,592
Other	260	126
Change in operating assets and liabilities:
Trade and other receivables	(7,648)	(933)
Prepaid expenses and other current assets	(4,463)	(880)
Other non-current assets	389	280
Accounts payable	12,471	9,029
Accrued expenses and other liabilities	8,890	31,655
Deferred revenue	21,197	26,100
Other non-current liabilities	676	2,066
Net cash provided by (used in) operating activities	(3,810)	109,178
Investing activities
Acquisition of businesses, net of cash acquired	(12,797)	—
Acquisition of property and equipment	(14,156)	(14,574)
Acquisition of intangible assets	(925)	—
Purchases of marketable securities	(225,232)	(135,178)
Sale and maturities of marketable securities	156,230	56,060
Premiums paid for company-owned life insurance policies	(4,337)	(4,337)
Net cash used in investing activities	(101,217)	(98,029)
Financing activities
Proceeds from share-based compensation plans	11,787	12,241
Proceeds from warrant exercises	—	375
Payments for employee tax withholdings related to restricted stock units and awards	(2,905)	(1,107)
Payments of debt issuance costs	(185)	—
Net cash provided by financing activities	8,697	11,509
Net increase (decrease) in cash and cash equivalents	(96,330)	22,658
Cash and cash equivalents at beginning of year	146,569	123,911
Cash and cash equivalents at end of year	$50,239	$146,569

Share-Based Compensation
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Costs of services	$473	$348	$1,759	$1,258
Sales and marketing	1,402	915	4,787	3,150
Technology and development	939	1,305	7,165	5,074
General and administrative	4,103	2,350	13,493	8,665
Total share-based compensation expense	$6,917	$4,918	$27,204	$18,147
Key Financial and Operating Metrics
(in thousands except percentages and per member data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Consumer revenue	$148,289	$122,745	$559,467	$449,193
Enterprise revenue	7,863	6,941	28,002	26,823
Total revenue	$156,152	$129,686	$587,469	$476,016
Adjusted net income	$30,472	$27,677	$62,795	$47,132
Adjusted EBITDA	$33,002	$30,224	$72,316	$55,479
Free cash flow	$21,189	$28,600	$89,490	$89,604
Cumulative ending members	4,198	3,633	4,198	3,633
Gross new members	296	252	1,284	1,164
Member retention rate	86.5%	87.7%	86.5%	87.7%
Average cost of acquisition per member	$203	$174	$203	$173
Monthly average revenue per member	$11.97	$11.43	$11.76	$11.13
Enterprise transactions	78,233	71,525	286,556	244,885

Reconciliation of GAAP to Adjusted Results
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation of Gross Profit to Adjusted Gross Profit
Gross profit	$122,266	$98,939	$450,113	$355,594
Share-based compensation	473	348	1,759	1,258
Adjusted gross profit	$122,739	$99,287	$451,872	$356,852
Reconciliation of Sales and Marketing Expenses to Adjusted Sales and Marketing Expenses
Sales and marketing expenses	$63,919	$47,274	$273,389	$213,984
Share-based compensation	(1,402)	(915)	(4,787)	(3,150)
Adjusted sales and marketing expenses	$62,517	$46,359	$268,602	$210,834
Reconciliation of Technology and Development Expenses to Adjusted Technology and Development Expenses
Technology and development expenses	$16,187	$12,977	$69,115	$50,973
Share-based compensation	(939)	(1,305)	(7,165)	(5,074)
Acquisition related expenses	—	—	(2,970)	—
Adjusted technology and development expenses	$15,248	$11,672	$58,980	$45,899
Reconciliation of General and Administrative Expenses to Adjusted General and Administrative Expenses
General and administrative expenses	$22,444	$30,184	$183,259	$75,673
Share-based compensation	(4,103)	(2,350)	(13,493)	(8,665)
Legal reserves and settlements	—	(15,000)	(98,500)	(15,000)
Expenses related to the FTC litigation	(3,839)	—	(9,572)	—
Acquisition related expenses	—	—	(149)	—
Adjusted general and administrative expenses	$14,502	$12,834	$61,545	$52,008
Reconciliation of Income (Loss) from Operations to Adjusted Income from Operations
Income (loss) from operations	$16,864	$6,299	$(84,753)	$6,066
Share-based compensation	6,917	4,918	27,204	18,147
Amortization of acquired intangible assets	2,852	2,205	9,103	8,898
Legal reserves and settlements	—	15,000	98,500	15,000
Expenses related to the FTC litigation	3,839	—	9,572	—
Acquisition related expenses	—	—	3,119	—
Adjusted income from operations	$30,472	$28,422	$62,745	$48,111
Reconciliation of Net Income (Loss) to Adjusted Net Income
Net income (loss)	$21,747	$2,838	$(52,036)	$2,495
Amortization of acquired intangible assets	2,852	2,205	9,103	8,898
Share-based compensation	6,917	4,918	27,204	18,147
Deferred income tax (benefit) expense	(4,883)	2,716	(32,667)	2,592
Legal reserves and settlements	—	15,000	98,500	15,000
Expenses related to the FTC litigation	3,839	—	9,572	—
Acquisition related expenses	—	—	3,119	—
Adjusted net income	$30,472	$27,677	$62,795	$47,132

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation of Diluted Shares to Adjusted Diluted Shares
Diluted shares	100,927	99,629	94,897	99,102
Dilutive securities excluded due to net loss	—	—	5,282	—
Adjusted diluted shares	100,927	99,629	100,179	99,102
Reconciliation of Net Income (Loss) per Diluted Share to Adjusted Net Income per Diluted Share
Net income (loss) per diluted share	$0.22	$0.03	$(0.55)	$0.03
Adjustments to net income (loss)	0.08	0.25	1.15	0.45
Adjustments to diluted shares	—	—	0.03	—
Adjusted net income per diluted share	$0.30	$0.28	$0.63	$0.48
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$21,747	$2,838	$(52,036)	$2,495
Depreciation and amortization	5,382	4,007	18,674	16,266
Share-based compensation	6,917	4,918	27,204	18,147
Interest expense	106	89	371	353
Interest income	(272)	(92)	(770)	(281)
Other	6	(14)	189	137
Income tax (benefit) expense	(4,723)	3,478	(32,507)	3,362
Legal reserves and settlements	—	15,000	98,500	15,000
Expenses related to the FTC litigation	3,839	—	9,572	—
Acquisition related expenses	—	—	3,119	—
Adjusted EBITDA	$33,002	$30,224	$72,316	$55,479
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$(79,532)	$37,047	$(3,810)	$109,178
Acquisitions of property and equipment	(5,098)	(3,447)	(14,156)	(14,574)
Legal settlements	100,000	(5,000)	100,000	(5,000)
Expenses related to the FTC litigation	5,819	—	7,456	—
Free cash flow	$21,189	$28,600	$89,490	$89,604